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                                                                    EXHIBIT 99.3


                           [BFS BANCORP LETTERHEAD]


               RELEASE DATE:  December 3, 1996
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PRESS RELEASE

               CONTACT:  James  A. Randall, President and CEO
                         ------------------------------------
                         (fax: 212-267-2723)

            BFS BANKORP, INC. TO BE ACQUIRED BY DIME BANCORP, INC.

          NEW YORK, NEW YORK (December  3, 1996)-BFS Bankorp, Inc. (NASDAQ:
BFSI), the parent holding company for Bankers Federal Savings FSB, today announced it had entered into a definitive merger agreement with Dime Bancorp, Inc. the holding company for The Dime Savings Bank of New York, FSB. Under the terms of the agreement, approved by the boards of director of both institutions, Dime has agreed to pay $52.00 cash for each share of common stock of BFS subject to upward adjustment under certain circumstances. The transaction is subjecto to the approval of the stockholders of BFS as well as federal banking regulators.

          "As a public company, maximization of shareholder value has always been our primary objective. By operating the business with this mindset, the Company has seen a number of years of tremendous growth in assets and profitability. Those shareholders who have been with us since the beginning have realized a 25% annual return on their investment," stated James A. Randall, Chief Executive Officer of BFS Bankorp, Inc. "I am also pleased
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to observe that this merger will positively impact the communities and customers we have served and who have been an important part of our success."

     Fredric H. Gould, the beneficial owner of approximately 55% of the outstanding shares of BFS, has agreed to support the proposed merger.

     Keefe, Bruyette & Woods is serving as financial advisor to BFS on the transaction and has rendered a fairness opinion to BFS's board of directors.

     Bankers Federal Savings FSB is a federally chartered stock savings bank with $643,180,000 in total assets and $410,324,000 in total deposits as of September 30, 1996 and has five branches in the New York metropolitan area.

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